Exhibit (j)(1)


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated August 2, 2000, relating to the financial statements and financial highlights which appear in the June 30, 2000 Annual Report to Shareholders of Nvest Cash Management Trust Money Market Series, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Fund Performance" in the Prospectuses and under the heading "Independent Accountants" in the Statement of Additional Information.

PricewaterhouseCoopers LLP
Boston, Massachusetts
August 28, 2000